Contacts:
Chris Senner
Chief Financial Officer
Exelixis, Inc.
650-837-7240
csenner@exelixis.com

Susan Hubbard
EVP, Public Affairs & Investor Relations
Exelixis, Inc.
650-837-8194
shubbard@exelixis.com
EXELIXIS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS
AND PROVIDES CORPORATE UPDATE
- Total Revenue of $240.3 Million for the Fourth Quarter of 2019, $967.8 Million for the Full Year 2019 -
- GAAP Diluted EPS of $0.22 for the Fourth Quarter of 2019, $1.02 for the Full Year 2019 -
- Non-GAAP Diluted EPS of $0.26 for the Fourth Quarter of 2019, $1.16 for the Full Year 2019 -
- Conference Call and Webcast Today at 5:00 PM Eastern Time -

ALAMEDA, Calif. - February 25, 2020 - Exelixis, Inc. (Nasdaq: EXEL) today reported financial results for the fourth quarter and full year 2019 and provided an update on progress toward fulfilling its key corporate objectives, as well as commercial and clinical development milestones.

“Exelixis achieved strong financial performance in 2019, with significant growth in total revenue and expansion of the cabozantinib franchise, which for the first time exceeded $1.0 billion in annual global net revenue,” said Michael M. Morrissey, Ph.D., President and Chief Executive Officer of Exelixis. “We concluded the company’s 25th anniversary year with a strong balance sheet and profitable business, which enables Exelixis to continue our ongoing investment to expand the cabozantinib franchise into new indications and build a pipeline of differentiated oncology assets through targeted business development and internal drug discovery activities.”

Dr. Morrissey continued: “Our execution across the commercial, clinical and discovery components of our business in 2019 helped set a strong foundation for Exelixis in 2020, with an impactful lineup of clinical and regulatory milestones expected over the course of the next two years. We ended 2019 with nine ongoing potentially label-enabling trials for cabozantinib, with three additional pivotal trials expected to initiate this year. We’re anticipating data readouts from six of these ongoing trials in 2020, with the potential for as many as four new approved indications for the cabozantinib franchise by the end of 2021, while rebuilding our oncology pipeline with up to three new investigational new drug filings this year. The entire Exelixis team has worked with focus and determination to advance the business to this point, and we’re moving decisively to execute on our corporate priorities and bring new medicines forward for the cancer patients that need them.”

Fourth Quarter and Full Year 2019 Financial Results
(see Basis of Presentation below for further detail)

Total revenues for the quarter and year ended December 31, 2019 were $240.3 million and $967.8 million, respectively, compared to $228.6 million and $853.8 million for the comparable periods in 2018.

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Exelixis Fourth Quarter and Fiscal Year 2019 Financial Results	Page 2 of 10
February 25, 2020

Total revenues for the quarter and year ended December 31, 2019 included net product revenues of $194.9 million and $760.0 million, respectively, compared to $176.2 million and $619.3 million for the comparable periods in 2018. The increases in net product revenues reflected the continued growth of CABOMETYX® (cabozantinib) in the U.S. for the treatment of patients with advanced renal cell carcinoma (RCC), as well as the U.S. launch of CABOMETYX for the treatment of patients with hepatocellular carcinoma (HCC) who have been previously treated with sorafenib, following its approval by the U.S. Food and Drug Administration (FDA) in January 2019.

Total revenues for the quarter and year ended December 31, 2019 included collaboration revenues of $45.4 million and $207.8 million, respectively, compared to $52.4 million and $234.5 million for the comparable periods in 2018. The decreases in collaboration revenues were primarily related to decreases in the recognition of milestone related revenues. These decreases in collaboration revenues were partially offset by higher royalty revenues that were primarily attributed to cabozantinib-related revenues from Exelixis’ partner Ipsen outside of the U.S.

Research and development expenses for the quarter and year ended December 31, 2019 were $94.4 million and $337.0 million, respectively, compared to $57.3 million and $182.3 million for the comparable periods in 2018. The increases in research and development expenses were primarily related to increases in clinical trial costs, license and other collaboration costs and personnel expenses. The increases in clinical trial costs were primarily due to costs associated with the expanding clinical trial program for cabozantinib, which includes CheckMate 9ER, COSMIC-311, COSMIC-312, COSMIC-313 and COSMIC-021. The increases in license and other collaboration costs were primarily a result of increases in discovery activities with collaboration partners related to in-licensed technology. The increases in personnel expenses were primarily due to increases in headcount to support Exelixis’ expanded discovery and development efforts.

Selling, general and administrative expenses for the quarter and year ended December 31, 2019 were $58.0 million and $228.2 million, respectively, compared to $52.4 million and $206.4 million for the comparable periods in 2018. The increases in selling, general and administrative expenses were primarily related to increases in personnel expenses and stock-based compensation, partially offset by a decrease in corporate giving. The increases in personnel expenses were primarily due to increases in administrative headcount to support Exelixis’ commercial and research and development organizations. The increases in stock-based compensation were primarily due to increases in headcount, as well as the expense recognition for certain of the restricted stock units that were granted in 2018 that either have vested or are expected to vest upon the achievement of specific performance targets.

Income tax provision for the quarter and year ended December 31, 2019 was $16.3 million and $77.1 million, respectively, compared to an income tax benefit of $243.7 million and $238.0 million for the comparable periods in 2018. The provision for income taxes relating to Exelixis’ pre-tax income for the quarter and year ended December 31, 2018 was more than offset by a valuation allowance against its net operating loss carryforwards and other deferred tax assets. At December 31, 2018, Exelixis released substantially all of the remaining valuation allowance against Exelixis’ deferred tax assets after Exelixis determined that it was more likely than not that these deferred tax assets would be realized.

GAAP net income for the quarter ended December 31, 2019 was $68.7 million, or $0.23 per share, basic and $0.22 per share, diluted, compared to GAAP net income of $360.1 million, or $1.20 per share, basic and $1.15 per share, diluted, for the comparable period in 2018. GAAP net income for the year ended December 31, 2019 was $321.0 million, or $1.06 per share, basic and $1.02 per share, diluted, compared to GAAP net income of $690.1 million, or $2.32 per share, basic and $2.21 per share, diluted, for the comparable period in 2018. The decreases in net income were primarily related to the 2018 release of substantially all of the remaining valuation

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Exelixis Fourth Quarter and Fiscal Year 2019 Financial Results	Page 3 of 10
February 25, 2020

allowance against Exelixis’ deferred tax assets, increases in research and development expenses and decreases in milestone revenues; those changes were partially offset by increases in net product revenues.

Non-GAAP net income for the quarter ended December 31, 2019 was $81.0 million, or $0.27 per share, basic and $0.26 per share, diluted, compared to non-GAAP net income of $128.1 million, or $0.43 per share, basic and $0.41 per share, diluted, for the comparable period in 2018. Non-GAAP net income for the year ended December 31, 2019 was $364.9 million, or $1.21 per share, basic and $1.16 per share, diluted, compared to non-GAAP net income of $485.8 million, or $1.63 per share, basic and $1.55 per share, diluted, for the comparable period in 2018. Non-GAAP net income excludes the non-cash income tax benefit related to the release of substantially all of the valuation allowance against the company’s deferred tax assets as of December 31, 2018 described above and stock-based compensation, adjusted for the related income tax effect.

Cash and investments totaled $1.4 billion at December 31, 2019, compared to $0.9 billion at December 31, 2018.

Non-GAAP Financial Measures

To supplement Exelixis’ financial results presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Exelixis presents non-GAAP net income (and the related per share measures), which exclude from GAAP net income (and the related per share measures) the non-cash income tax benefit related to the release of substantially all of the valuation allowance against the company’s deferred tax assets in 2018 and stock-based compensation expense, adjusted for the related income tax effect for all periods presented.

Exelixis believes that the presentation of these non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. In particular, Exelixis believes that these non-GAAP financial measures, when considered together with its financial information prepared in accordance with GAAP, can enhance investors’ and analysts’ ability to meaningfully compare Exelixis’ results from period to period, and to identify operating trends in Exelixis’ business. Exelixis has excluded these items because they are non-cash items that may vary significantly from period to period as a result of changes not directly or immediately related to the operational performance for the periods presented. Exelixis also regularly uses these non-GAAP financial measures internally to understand, manage and evaluate its business and to make operating decisions.

These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Exelixis encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP financial information and the reconciliation between these presentations, to more fully understand Exelixis’ business. Reconciliations between GAAP and non-GAAP results are presented in the tables of this release.

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Exelixis Fourth Quarter and Fiscal Year 2019 Financial Results	Page 4 of 10
February 25, 2020

2020 Financial Guidance

Exelixis is providing the following financial guidance for fiscal year 2020:

Total revenues	$850 million - $900 million
Net product revenues	$725 million - $775 million
Cost of goods sold	4% - 5% of net product revenues
Research and development expenses(1)	$460 million - $500 million
Selling, general and administrative expenses(2)	$230 million - $250 million
Effective tax rate	20% - 22%
Cash and investments(3)	$1.5 billion - $1.6 billion

(1)	Includes $25 million of non-cash stock-based compensation expense.

(2)	Includes $30 million of non-cash stock-based compensation expense.

(3)
This cash guidance does not include any potential new business development activity, which remains a key priority for Exelixis as it continues to build toward becoming a multi-product oncology company.

Cabozantinib Highlights

Cabozantinib Full Year 2019 Franchise Net Revenues Exceed $1.0 Billion Globally. Net product revenues generated by the cabozantinib franchise in the U.S. were $194.9 million during the fourth quarter of 2019, an increase of 10.6% year-over-year, with net product revenues of $181.1 million for CABOMETYX and $13.8 million for COMETRIQ® (cabozantinib). Exelixis earned $17.0 million in royalty revenues based upon Ipsen’s cabozantinib-related revenues in the fourth quarter of 2019. Cabozantinib continues to expand its global footprint, where it is currently approved and commercially available in 52 and 49 countries, respectively. In 2019, global cabozantinib franchise net revenue generated by Exelixis and its partner Ipsen exceeded $1.0 billion for the first time in a calendar year.

Health Canada Approves CABOMETYX for First-Line Treatment of Adults with Advanced RCC. In October 2019, Ipsen announced Health Canada’s approval of CABOMETYX for the first-line treatment of adults with advanced RCC. Under the collaboration agreement with Ipsen, Exelixis received a $3.0 million milestone payment for the Health Canada approval, which was recognized as revenue in the fourth quarter of 2019. CABOMETYX was originally approved in Canada in September 2018 for the treatment of adults with advanced RCC who have received prior vascular endothelial growth factor targeted therapy.

Health Canada Approves CABOMETYX for the Treatment of Patients with Previously Treated Advanced HCC. In November 2019, Ipsen announced Health Canada’s approval of CABOMETYX for the treatment of patients with HCC who have been previously treated with sorafenib. Under the collaboration agreement with Ipsen, Exelixis received a $2.0 million milestone payment for the Health Canada approval, which was recognized as revenue in the fourth quarter of 2019.

Announcement of Clinical Collaboration with F. Hoffmann-La Roche Ltd. (Roche) for Three Phase 3 Combination Trials for Patients with Advanced Solid Tumors. In December 2019, Exelixis announced a collaboration agreement with Roche to evaluate cabozantinib in combination with atezolizumab, Roche’s PD-L1 immune checkpoint inhibitor, in patients with locally advanced or metastatic solid tumors. The clinical program, which will be co-funded by the companies, is expected to include three phase 3 pivotal trials in advanced non-small cell lung cancer, metastatic castration-resistant prostate cancer (mCRPC) and RCC.

Further Expansion of Prostate Cancer Cohort in Phase 1b COSMIC-021 Trial of Cabozantinib in Combination with Atezolizumab in Patients with Advanced Solid Tumors. In January 2020, Exelixis announced that based on continued encouraging efficacy and safety data, the company plans to further expand the mCRPC cohort of

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Exelixis Fourth Quarter and Fiscal Year 2019 Financial Results	Page 5 of 10
February 25, 2020

COSMIC-021, the phase 1b trial of cabozantinib in combination with atezolizumab in patients with locally advanced or metastatic solid tumors. The cohort, which was previously expanded from 30 to 80 patients in July 2019, will now include up to 130 patients.

Presentation of Clinical Results from CheckMate 040 Clinical Trial of the Combination of Cabozantinib and Nivolumab with or without Ipilimumab in Advanced HCC. In January 2020, Exelixis announced phase 1/2 clinical trial results from the combination of cabozantinib and nivolumab with or without ipilimumab in advanced HCC. Data from the cabozantinib combination cohort of the CheckMate 040 trial were presented on Friday, January 24th at American Society of Clinical Oncology’s (ASCO) Gastrointestinal Cancers Symposium, which was held in San Francisco, California. These data support Exelixis’ clinical development program of cabozantinib plus immune checkpoint inhibitors in advanced HCC, including the ongoing COSMIC-312 phase 3 pivotal trial of cabozantinib plus atezolizumab versus sorafenib in previously untreated patients.

Readout of Phase 1b COSMIC-021 Trial mCRPC Cohort at ASCO’s Genitourinary Cancers Symposium. In February 2020, Exelixis announced positive efficacy and safety results from an interim analysis of the mCRPC cohort of COSMIC-021. The data were presented on Thursday, February 13th at ASCO’s Genitourinary Cancers Symposium, which was held in San Francisco, California. Based on regulatory feedback from the FDA and if supported by the clinical data from the ongoing mCRPC expansion cohorts from COSMIC-021, Exelixis intends to file with the FDA for accelerated approval in an mCRPC indication as early as 2021.

Corporate Updates

Exelixis and Invenra, Inc. (Invenra) Expand Collaboration Focused on the Discovery and Development of Multispecific Antibodies for the Treatment of Cancer. In October 2019, Exelixis expanded its collaboration with Invenra to include the development of novel binders against six additional targets. Under the terms of the expanded collaboration agreement, Exelixis will have the opportunity to use these binders to generate multispecific antibodies based on Invenra’s B-Body™ technology platform, or with other platforms and formats, at Exelixis’ option.

Exelixis Files Lawsuit to Enforce Its Intellectual Property Rights for CABOMETYX against Abbreviated New Drug Application (ANDA) Filer. In October 2019, Exelixis filed a patent infringement lawsuit against MSN Pharmaceuticals, Inc. (MSN), following receipt of a Paragraph IV certification notice letter from MSN that it had filed an ANDA with the FDA requesting approval to market a generic version of CABOMETYX tablets, following expiration of the CABOMETYX composition of matter patent, U.S. Patent No. 7,579,473, which expires on August 14, 2026. Exelixis is seeking, among other relief, an order that the effective date of any FDA approval of the ANDA would be a date no earlier than the expiration of U.S. Patent No. 8,877,776 on October 8, 2030 and equitable relief enjoining MSN from infringing this patent.

Exelixis’ Collaborator Daiichi Sankyo Company, Limited (Daiichi Sankyo) Announces Positive Results from Phase 3 Pivotal Trial of Esaxerenone in Patients with Diabetic Nephropathy. In November 2019, Exelixis announced that its partner Daiichi Sankyo reported positive results from a phase 3 pivotal trial of esaxerenone in patients with diabetic nephropathy. Esaxerenone is a novel mineralocorticoid receptor blocker identified during the prior research collaboration between Exelixis and Daiichi Sankyo and subsequently developed and commercialized by Daiichi Sankyo. Esaxerenone has been approved as a treatment for patients with hypertension in Japan, where it is marketed as MINNEBRO® tablets. Daiichi Sankyo is solely responsible for esaxerenone’s development and commercialization, with Exelixis remaining eligible for substantial commercialization milestones, as well as low double-digit royalties on sales, as it advances.

Announcement of Positive Results from IMspire150. In December 2019, Exelixis announced positive results from IMspire150, the phase 3 trial of atezolizumab, cobimetinib and vemurafenib in people with previously

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Exelixis Fourth Quarter and Fiscal Year 2019 Financial Results	Page 6 of 10
February 25, 2020

untreated BRAF V600 mutation-positive advanced melanoma. Genentech, Inc. (a member of the Roche Group), Exelixis’ collaborator and the sponsor of the IMspire150 trial, informed Exelixis that the study met its primary endpoint of progression-free survival. Results will be presented at an upcoming medical meeting and discussed with health authorities around the world, including the FDA and the European Medicines Agency.

Exelixis Outlines Key Priorities and Anticipated Milestones for 2020-21. In January 2020, Exelixis announced its key priorities and anticipated milestones for 2020-21, including generating top-line data from as many as six ongoing trials with label-enabling potential, initiating at least three new pivotal trials, and progressing its mid-stage and early pipeline, with up to three new investigational new drug filings in 2020. The company intends to make appropriate investments to maximize the clinical development opportunities for CABOMETYX, which Exelixis believes could lead to as many as four additional approved indications by year-end 2021, while concurrently working to advance a pipeline of potential new Exelixis medicines through internal drug discovery and business development.

Basis of Presentation

Exelixis has adopted a 52- or 53-week fiscal year that generally ends on the Friday closest to December 31st. For convenience, references in this press release as of and for the fiscal periods ended January 3, 2020 and December 28, 2018 are indicated as being as of and for the periods ended December 31, 2019 and December 31, 2018, respectively. The periods ended December 31, 2019 were a 14-week fiscal quarter and a 53-week fiscal year, as compared to a 13-week fiscal quarter and a 52-week fiscal year for the comparable the periods in 2018.

Conference Call and Webcast

Exelixis management will discuss the company’s financial results for the fourth quarter and full year 2019 and provide a general business update during a conference call beginning at 5:00 p.m. ET / 2:00 p.m. PT today, Tuesday, February 25, 2020.

To access the webcast link, log onto www.exelixis.com and proceed to the News & Events / Event Calendar page under the Investors & Media heading. Please connect to the company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to listen to the webcast. Alternatively, please call 855-793-2457 (domestic) or 631-485-4921 (international) and provide the conference call passcode 9168158 to join by phone.

A telephone replay will be available until 8:00 p.m. ET on February 27, 2020. Access numbers for the telephone replay are: 855-859-2056 (domestic) and 404-537-3406 (international); the passcode is 9168158. A webcast replay will also be archived on www.exelixis.com for one year.

About Exelixis

Founded in 1994, Exelixis, Inc. (Nasdaq: EXEL) is a commercially successful, oncology-focused biotechnology company that strives to accelerate the discovery, development and commercialization of new medicines for difficult-to-treat cancers. Following early work in model system genetics, we established a broad drug discovery and development platform that has served as the foundation for our continued efforts to bring new cancer therapies to patients in need. Our discovery efforts have resulted in four approved products, CABOMETYX® (cabozantinib), COMETRIQ® (cabozantinib), COTELLIC® (cobimetinib) and MINNEBRO® (esaxerenone), and we have entered into partnerships with leading pharmaceutical companies to bring these important medicines to patients worldwide. Supported by revenues from our marketed products and collaborations, we are committed to prudently reinvesting in our business to maximize the potential of our pipeline. We are supplementing our

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Exelixis Fourth Quarter and Fiscal Year 2019 Financial Results	Page 7 of 10
February 25, 2020

existing therapeutic assets with targeted business development activities and internal drug discovery - all to deliver the next generation of Exelixis medicines and help patients recover stronger and live longer. Exelixis is a member of Standard & Poor’s (S&P) MidCap 400 index, which measures the performance of profitable mid-sized companies. For more information about Exelixis, please visit www.exelixis.com, follow @ExelixisInc on Twitter or like Exelixis, Inc. on Facebook.

Forward-Looking Statements

This press release contains forward-looking statements, including, without limitation, statements related to: Exelixis’ expectation to achieve an impactful lineup of clinical and regulatory milestones over the next two years, including data readouts from six of its nine ongoing potentially label-enabling trials for cabozantinib in 2020, with the potential for as many as four new approved indications for the cabozantinib franchise by the end of 2021, the initiation of three additional pivotal trials in non-small cell lung cancer, mCRPC and RCC in 2020 and a rebuilding of Exelixis’ oncology pipeline with up to three new investigational new drug filings in 2020; Exelixis’ updated 2020 financial guidance; Exelixis’ plans to further expand the mCRPC cohort of COSMIC-021 to include up to 130 patients; Exelixis’ intention to file with the FDA for accelerated approval of the combination of cabozantinib and atezolizumab in a mCRPC indication as early as 2021, if supported by the clinical data; Exelixis’ obligations under its collaboration agreement with Invenra; Exelixis’ eligibility for substantial commercialization milestones, as well as low double-digit royalties on sales of MINNEBRO; Genentech’s plans to present the IMspire150 data at an upcoming medical meeting and discuss the data with health authorities around the world; and Exelixis’ plans to reinvest in its business to maximize the potential of the company’s pipeline, including through targeted business development activities and internal drug discovery. Any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and are based upon Exelixis’ current plans, assumptions, beliefs, expectations, estimates and projections. Forward-looking statements involve risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, which include, without limitation: the degree of market acceptance of CABOMETYX, COMETRIQ, COTELLIC and MINNEBRO in the territories where they are approved, and Exelixis’ ability to obtain or maintain coverage and reimbursement for these products; the effectiveness of CABOMETYX, COMETRIQ, COTELLIC and MINNEBRO in comparison to competing products; the level of costs associated with Exelixis’ commercialization, research and development, in-licensing or acquisition of product candidates, and other activities; the availability of data at the referenced times; the potential failure of cabozantinib and other Exelixis product candidates, both alone and in combination with other therapies, to demonstrate safety and/or efficacy in clinical testing; uncertainties inherent in the drug discovery and product development process, including evolving regulatory requirements, slower than anticipated patient enrollment, inability to identify a sufficient number of clinical trial sites or limited availability of third-party scientific advisors and contractors; Exelixis’ dependence on its relationships with its collaboration partners, including their pursuit of regulatory approvals for partnered compounds in new indications, their adherence to their obligations under relevant collaboration agreements and the level of their investment in the resources necessary to complete clinical trials or successfully commercialize partnered compounds in the territories where they are approved; the regulatory review and approval processes, including the risk that regulatory authorities may not approve Exelixis’ products as treatments for the indications in which approval has been sought; Exelixis’ continuing compliance with applicable legal and regulatory requirements; unexpected concerns that may arise as a result of the occurrence of adverse safety events or additional data analyses of clinical trials evaluating cabozantinib, cobimetinib or esaxerenone; Exelixis’ dependence on third-party vendors for the manufacture and supply of its products; Exelixis’ ability to protect its intellectual property rights; market competition, including the potential for competitors to obtain approval for generic versions of Exelixis’ marketed products; changes in economic and business conditions; and other factors discussed under the caption “Risk Factors” in Exelixis’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on October 30, 2019, and in Exelixis’ future filings with the SEC, including, without limitation, Exelixis’ Annual Report on Form 10-K expected to be

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Exelixis Fourth Quarter and Fiscal Year 2019 Financial Results	Page 8 of 10
February 25, 2020

filed with the SEC on February 25, 2020. All forward-looking statements in this press release are based on information available to Exelixis as of the date of this press release, and Exelixis undertakes no obligation to update or revise any forward-looking statements contained herein.

Exelixis, the Exelixis logo, CABOMETYX, COMETRIQ and COTELLIC are registered U.S. trademarks.
MINNEBRO is a registered Japanese trademark.
-see attached financial tables-

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Exelixis Fourth Quarter and Fiscal Year 2019 Financial Results	Page 9 of 10
February 25, 2020

EXELIXIS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenues:
Net product revenues	$194,926	$176,225	$759,950	$619,279
Collaboration revenues	45,384	52,377	207,825	234,547
Total revenues	240,310	228,602	967,775	853,826
Operating expenses:
Cost of goods sold	10,520	7,352	33,097	26,348
Research and development	94,448	57,271	336,964	182,257
Selling, general and administrative	58,026	52,377	228,244	206,366
Total operating expenses	162,994	117,000	598,305	414,971
Income from operations	77,316	111,602	369,470	438,855
Other income (expense), net:
Interest income	7,706	4,741	27,959	12,840
Other, net	(8)	29	680	397
Total other income (expense), net	7,698	4,770	28,639	13,237
Income before income taxes	85,014	116,372	398,109	452,092
Income tax provision (benefit)	16,271	(243,717)	77,097	(237,978)
Net income	$68,743	$360,089	$321,012	$690,070
Net income per share, basic	$0.23	$1.20	$1.06	$2.32
Net income per share, diluted	$0.22	$1.15	$1.02	$2.21
Shares used in computing net income per share, basic	304,338	299,409	302,584	297,892
Shares used in computing net income per share, diluted	315,030	312,443	315,009	312,803

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Exelixis Fourth Quarter and Fiscal Year 2019 Financial Results	Page 10 of 10
February 25, 2020

EXELIXIS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(in thousands)
(unaudited)

	December 31, 2019	December 31, 2018
Cash and investments	$1,388,628	$851,621
Working capital	$868,444	$791,544
Total assets	$1,885,670	$1,422,286
Total stockholders’ equity	$1,685,970	$1,287,453

EXELIXIS, INC.
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
GAAP net income	$68,743	$360,089	$321,012	$690,070
Adjustments:
Stock-based compensation - research and development expenses (1)	5,629	4,013	19,374	13,115
Stock-based compensation - selling, general and administrative expenses (1)	10,226	8,283	37,228	27,511
Income tax effect of the above adjustments	(3,567)	(220)	(12,715)	(787)
Income tax benefit resulting from the release of the valuation allowance (2)	—	(244,111)	—	(244,111)
Non-GAAP net income	$81,031	$128,054	$364,899	$485,798
GAAP net income per share, basic	$0.23	$1.20	$1.06	$2.32
GAAP net income per share, diluted	$0.22	$1.15	$1.02	$2.21
Non-GAAP net income per share, basic	$0.27	$0.43	$1.21	$1.63
Non-GAAP net income per share, diluted	$0.26	$0.41	$1.16	$1.55
Shares used in computing net income per share, basic	304,338	299,409	302,584	297,892
Shares used in computing net income per share, diluted	315,030	312,443	315,009	312,803
____________________

(1)	Non-cash stock-based compensation expense used for GAAP reporting in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation.

(2)	Represents the non-cash income tax benefit related to the release of substantially all of the valuation allowance against the company’s deferred tax assets on December 31, 2018.